As filed with the Securities and Exchange Commission on April 1, 2020
Registration No. 333-
________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
___________________
INTERTAPE POLYMER GROUP INC.
(Exact name of registrant as specified in its charter)

Canada                                 None
(State or other jurisdiction                         (I.R.S. Employer Identification No.)
of incorporation or organization)
9999 Cavendish Blvd., Suite 200, Ville St. Laurent
Quebec, Canada                             H4M 2X5
(Address of Principal Executive Offices)                         (Zip Code)

INTERTAPE POLYMER GROUP INC.
Stock Option Plan for Employees and Consultants
(Full title of the plan)
____________________
Jeffrey Crystal
Intertape Polymer Group Inc.
100 Paramount Drive, Suite 300
Sarasota, Florida 34232
(Name and address of agent for service)

(941) 739-7522
(Telephone number, including area code, of agent for service)
Copies of all communications to:
Randi Booth
Intertape Polymer Group Inc.
100 Paramount Drive, Suite 300
Sarasota, Florida 34232
Phone: (941) 739-7522

Michael M. Mills, Jr., Esq.
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
Phone: (813) 227-8500
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒                        Accelerated filer           ☐
Non-accelerated filer   ☐             Smaller reporting company  ☐
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(2)(3)
Common Shares, no par value, reserved under the Stock Option Plan for Employees and Consultants	4,693,225	USD $5.84	USD $27,408,434	USD $3,557.61

(1)
The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the Toronto Stock Exchange on March 25, 2020.

(3)	The offering price per share amount is represented on an as converted basis from Canadian dollars to U.S. dollars as of March 25, 2020.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	Plan Information.
Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

ITEM 2.	Registrant Information and Employee Plan Annual Information.
Not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant, Intertape Polymer Group Inc., a Canadian corporation, are incorporated by reference in this Registration Statement:
(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, filed March 25, 2020;
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2019; and
(c) The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, dated November 13, 1991 (paper filing), filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.
Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.
Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Under the Canada Business Corporations Act, Intertape Polymer Group Inc. may indemnify its present or former directors or officers or other persons who act or acted at Intertape Polymer Group Inc.’s request as a director or officer, or a person acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of his or her association with Intertape Polymer Group Inc. or such other entity, and provided that he or she acted honestly and in good faith with a view to Intertape Polymer Group Inc.’s best interests or, as the case may be, to the best interests of the other entity for which he or she acted as a director or officer or in a similar capacity at Intertape Polymer Group Inc.’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if he or she had reasonable grounds for believing that his or her conduct was lawful. Intertape Polymer Group Inc. may, with the approval of a court, indemnify the foregoing persons in respect of an action by or on behalf of Intertape Polymer Group Inc. or other entity to procure a judgment in its favor, to which the person is made a party because of the person’s association with Intertape

Polymer Group Inc. or other entity, as described above, against all costs, charges and expenses reasonably incurred by the person in connection with such action, subject to certain conditions being fulfilled to the satisfaction of the court.
Notwithstanding the foregoing, present or former directors or officers of Intertape Polymer Group Inc., or other persons who act or acted at Intertape Polymer Group Inc.’s request as a director or officer, or a person acting in a similar capacity, of another entity, are entitled to indemnification from Intertape Polymer Group Inc. in respect of all costs, charges and expenses reasonably incurred by such person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of the person’s association with Intertape Polymer Group Inc. or other entity as described above, if the person seeking indemnification was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the person ought to have done, and provided that the person acted honestly and in good faith with a view to Intertape Polymer Group Inc.’s best interests or, as the case may be, to the best interests of the other entity for which the person acted as a director or officer or in a similar capacity at Intertape Polymer Group Inc.’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the person had reasonable grounds for believing that his or her conduct was lawful.
The by-laws of Intertape Polymer Group Inc. provide that, except in respect of an action by or on behalf of Intertape Polymer Group Inc. or another body corporate, and subject to the limitations contained in the Canada Business Corporations Act, Intertape Polymer Group Inc. shall indemnify each director and officer of Intertape Polymer Group Inc. and each former director and officer of Intertape Polymer Group Inc. and each person who acts or acted at Intertape Polymer Group Inc.’s request as a director or officer of another body corporate and any person who acts or acted in a similar capacity of another body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is involved because of that association with Intertape Polymer Group Inc. or another corporate body, as the case may be, if (i) he or she acted honestly and in good faith with a view to the best interests of Intertape Polymer Group Inc. or, as the case may be, to the best interests of another body corporate for which he or she acted as a director or officer or in a similar capacity at Intertape Polymer Group Inc.’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. Intertape Polymer Group Inc. may also indemnify such person in such other circumstances as the Canada Business Corporation Act or law permits or requires. The by-laws do not limit the right of any person entitled to indemnification to claim indemnity apart from the provisions of the by-laws.
A directors’ and officers’ liability insurance policy is maintained by Intertape Polymer Group Inc., which insures directors and officers for losses as a result of claims against the directors and officers of Intertape Polymer Group Inc. in their capacity as directors and officers and also reimburses Intertape Polymer Group Inc. for payments made pursuant to the indemnity provisions under the Canada Business Corporation Act and the By-Laws of Intertape Polymer Group Inc. The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, Intertape Polymer Group Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against United States public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable in the United States.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.

ITEM 8.	EXHIBITS.

5.1*	Opinion of Fasken Martineau DuMoulin LLP regarding legality of the securities being registered.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2*	Consent of Raymond Chabot Grant Thornton LLP.

24.1	Powers of Attorney (included on signature page).

99.1	2019 Executive Stock Option Plan, filed under 20-F on March 28, 2019, Film No. 19709932.
* Filed herewith.

ITEM 9.	UNDERTAKINGS.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Intertape Polymer Group Inc., a corporation organized and existing under the laws of Canada, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on April 1, 2020.

INTERTAPE POLYMER GROUP INC.

By:	/s/ Jeffrey Crystal
Jeffrey Crystal, Chief Financial Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of Intertape Polymer Group Inc., hereby severally constitute and appoint Gregory A.C. Yull and Jeffrey Crystal, each acting alone as an attorney-in-fact with the full power of substitution, for and in the name, place and stead of each of us in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

		Title	Date

By:	/s/ Gregory A.C. Yull	Chief Executive Officer and President and Director (Principal Executive Officer)	April 1, 2020
Gregory A.C. Yull

By:	/s/ Jeffrey Crystal	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2020
Jeffrey Crystal

By:	/s/ James Pantelidis	Chairman of the Board of Directors	April 1, 2020
James Pantelidis

By:	/s/ Robert M. Beil	Director	April 1, 2020
Robert M. Beil

By:	/s/ Frank Di Tomaso	Director	April 1, 2020
Frank Di Tomaso

By:	/s/ Robert J. Foster	Director	April 1, 2020
Robert J. Foster

By:	/s/ Dahra Granovsky	Director	April 1, 2020
Dahra Granovsky

By:	/s/ Jorge N. Quintas	Director	April 1, 2020
Jorge N. Quintas

By:	/s/ Mary Pat Salomone	Director	April 1, 2020
Mary Pat Salomone

By:	/s/ Melbourne F. Yull	Director	April 1, 2020
Melbourne F. Yull

By:	/s/ Nolan E. Line	United States Authorized Representative	April 1, 2020
Nolan E. Line